UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2021

Rush Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-20797 (Commission File Number)	74-1733016 (IRS Employer Identification No.)
555 IH-35 South, Suite 500 New Braunfels, Texas (Address of principal executive offices)		78130 (Zip Code)

Registrant’s telephone number, including area code: (830) 302-5200

Not Applicable
______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	RUSHA	Nasdaq Global Select Market
Class B Common Stock, par value $0.01 per share	RUSHB	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 11, 2021, the Board of Directors (the “Board”) of Rush Enterprises, Inc. (the “Company”) appointed Troy Clarke as a new member of the Board, effective immediately. In addition, James Underwood notified the Board that he will retire from the Board in early 2022; the effective date of such retirement has not been determined yet.

Mr. Clarke will stand for election at the Company’s 2022 Annual Meeting of Shareholders. The Board has not yet determined which committee(s) of the Board Mr. Clarke will be appointed to. Mr. Clarke will receive the Company’s standard non-employee director compensation (pro-rated based on his start date), which is described in the Company’s 2020 definitive proxy statement filed with the Securities and Exchange Commission on April 5, 2021. Mr. Clarke will enter into an indemnification agreement with the Company consistent with the form of existing indemnification agreement entered into between the Company and its other directors.

Mr. Clarke served as Chief Executive Officer, President and a member of the Board of Directors of Navistar International Corp. (“Navistar”), a leading manufacturer and solutions provider for the medium- and heavy-duty truck segment, from April 2013 through July 2020 and then served as Executive Chairman from July 2020 through July 2021. He was Chairman of the Board from February 2017 through July 2021. Prior to his position as Chief Executive Officer and President, Mr. Clarke served as President and Chief Operating Officer of Navistar from August 2012 to April 2013, President of the Truck and Engine Group of Navistar from June 2012 to August 2012, President of Asia-Pacific Operations of Navistar, Inc. from 2011 to 2012 and as Senior Vice President of Strategic Initiatives from 2010 to 2011.  Prior to joining Navistar, Mr. Clarke held various positions at General Motors Company, including President of General Motors North America from 2006 to 2009 and President of General Motors Asia Pacific from 2003 to 2006.  He holds a B.S. in Mechanical Engineering from Kettering University, formerly the General Motors Institute, and an M.B.A. from the University of Michigan.

There are no arrangements or understandings between Mr. Clarke, on the one hand, and any other person, on the other hand, pursuant to which Mr. Clarke was elected as a director of the Company. During 2020, the Company paid Navistar approximately $500 million for commercial vehicle and parts inventory in the ordinary course of business. Mr. Clarke could be deemed to have had an indirect material interest in the Company’s purchases from Navistar during 2020 for purposes of Item 404(a) of Regulation S-K, as his incentive compensation was partly based on Navistar’s financial performance. A copy of the press release announcing the appointment of Mr. Clarke as a new member of the Board and the pending retirement of Mr. Underwood from the Board is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01         Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.         Description

Exhibit 99.1         Rush Enterprises, Inc. press release dated October 14, 2021.

Exhibit 104         Cover Page Interactive Data File (formatted in Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUSH ENTERPRISES, INC.

Dated: October 15, 2021	By:	/s/ Michael Goldstone
Vice President, General Counsel and
Corporate Secretary